CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the registration statement on Form S-8 of USANA Health Sciences, Inc. of our report dated December 16, 2024, with respect to the balance sheets of Hiya Health Products, LLC as of September 30, 2024 and December 31, 2023, the related statements of operations, changes in members’ equity, and cash flows for the nine months ended September 30, 2024 and for the year ended December 31, 2023, and the related notes to the financial statements, which report appears in Form 8-K/A of USANA Health Sciences, Inc. dated March 7, 2025. Whippany, New Jersey May 21, 2025